SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934


Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[ ] Definitive proxy statement

[x] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FREEPORT McMoRan COPPER & GOLD INC.
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               (Name of Registrant as Specified in Its Charter)


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                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transactions applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)      Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

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(2)      Form, schedule or registration statement no.:

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(3)      Filing party:

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(4)      Date filed:

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                                                           March 8, 1995

Dear Stockholder:

    On February 7, 1995, Freeport-McMoRan Copper & Gold Inc. (the "Company") mailed a Consent Solicitation Statement and form of consent to all holders of Common Stock of the Company (the "Stockholders"). By public announcement, the Company has extended the period in which consents solicited by the Consent Solicitation Statement may be executed and returned to the Company (the "Solicitation Termination Time") to 4:30 p.m., New York City time, on March 20, 1995.

    Consents are being solicited by the Company's Board of Directors with respect to proposals to make certain changes to the Company's capital structure and corporate governance and to establish certain new benefit plans. All of the proposals are related to the plan of Freeport-McMoRan Inc. ("Freeport-McMoRan") to distribute to its stockholders, on a tax-free basis, all of the Company's Class B Common Stock that Freeport-McMoRan owns at the time of the distribution (the "Distribution"). As indicated in the Consent Solicitation Statement, the proposals will not be implemented and the Distribution will not be made until Freeport-McMoRan recapitalizes or refinances certain of its existing indebtedness (the "Freeport-McMoRan Restructuring").

    Enclosed is a press release describing important developments with respect to the Company. As described in more detail in the press release, Freeport-McMoRan, the Company, The RTZ Corporation PLC ("RTZ") and RTZ America Inc. ("RTZA") have recently signed letters of intent relating to a series of transactions whereby RTZA will acquire a significant shareholding position in the Company from Freeport-McMoRan, thereby facilitating the Freeport-McMoRan Restructuring, and RTZ will provide financing for the exploration and development activities of the Company's Indonesian subsidiaries. The transactions are subject to certain conditions, including the negotiation, execution and delivery of definitive agreements.

    As described in the enclosed press release, RTZA will have the right to nominate for submission to the Stockholders at meetings for the election of directors the number of directors (rounded to the nearest whole number) which is proportionately equal to RTZA's percentage ownership of all outstanding shares of the Company's Class A Common Stock and Class B Common Stock and, within 60 days after the Distribution, the appropriate number of persons designated by RTZA will be appointed as interim directors to take office until the next stockholders' meeting for the election of directors. This will affect the composition and possibly the size of the Company's Board of Directors, although no determination has been made as to the number or identity of RTZA nominees or the manner in which the changes will be effected.

    Except as described above, the proposed transactions with RTZ and RTZA will not affect the proposed structure of the Company's Board of Directors, the proposed changes to the voting power of the Company's Common Stock and Preferred Stock or any of the other proposals described in the Consent Solicitation Statement.

    As described above, the Company has extended the Solicitation Termination Time. If you have not already submitted a consent card, please do so promptly. For your consent to be counted, the original consent card we sent you or the enclosed duplicate of the original consent card must be signed, dated and received by the Company prior to the Solicitation Termination Time, as extended. For further information with respect to the consent, please refer to the Consent Solicitation Statement.


                                        Very truly yours,

                                        JAMES R. MOFFETT
                                        Chairman of the Board
                                        FREEPORT-McMoRan COPPER & GOLD INC.



                             Freeport-McMoRan Inc.
                       To Sell Portion Of Its Shares in
                      Freeport-McMoRan Copper & Gold Inc.

                      Freeport-McMoRan Copper & Gold Inc.
                                      and
                               RTZ America Inc.
                                      and
                            The RTZ Corporation PLC
                       to Establish Strategic Alliance

    New Orleans, LA., March 7, 1995 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX), Freeport-McMoRan Inc. (NYSE:FTX), The RTZ Corporation PLC (RTZ) and RTZ America Inc. (RTZ America) announced today that they have signed letters of intent whereby RTZ America may acquire over 18% of the outstanding common equity of FCX for up to approximately $875 million; FCX and subsidiaries of FCX will enter into joint venture arrangements with subsidiaries of RTZ pursuant to which RTZ's subsidiaries intend to invest up to $850 million on exploration and development projects on lands controlled by FCX's Indonesian subsidiaries and RTZ will acquire 25% of FCX's Spanish smelter operations.

    RTZ America will acquire from FTX approximately 21.5 million shares of FCX Class A common stock (approximately 10.4% of the outstanding common equity of FCX) for $450 million. FTX will call its 6.55% Convertible Subordinated Notes (Notes), the outstanding principal amount of which is approximately $373 million. If requested by FTX, RTZ America will make a cash tender offer for the Notes. RTZ America will be obligated to convert any Notes it acquires into the common stock of FTX. If RTZ America acquires all of the Notes and exercises an option it will receive from FTX to acquire approximately 3.5 million common shares of FCX, after completion of FTX's previously announced restructuring RTZ America would own approximately 12% of FTX's common shares anticipated to be outstanding and, in the aggregate, over 18% of the outstanding common equity of FCX. FTX anticipates it will offer FTX common shares in exchange for its $4.375 Convertible Exchangeable Preferred Stock. FTX's Zero Coupon Convertible Subordinated Debentures will be redeemed for cash.

    The transaction with RTZ America would enable FTX to distribute its FCX ownership to its shareholders pursuant to the tax-free spin-off plan announced by FTX in May 1994. As previously announced, in November 1994 FTX received a private letter ruling from the Internal Revenue Service that the distribution would be a tax-free transaction. As the total number of shares of FCX will not change as a result of these transactions, RTZ's acquisition of FCX shares from FTX will not result in any dilution to the current holders of FCX Class A shares.

    RTZ is expected to contribute substantial operating and management expertise to FCX's business. Representatives of RTZ America, in proportion to RTZ America's ownership in FCX, will be nominated to the FCX Board of Directors. In addition, RTZ and FCX will exchange management personnel and establish an Operating Committee, consisting of personnel of FCX and RTZ, through which the policies established by the Board of Directors of FCX will be implemented and operations will be conducted.

    In addition to RTZ America's acquisition of FCX stock, RTZ and FCX have agreed to establish exploration joint ventures involving the Contracts of Work
(COWs) held by subsidiaries of FCX, P.T. Freeport Indonesia Company (PT-FI) and a subsidiary of Eastern Mining Company (EMC). Under the joint venture arrangements, subsidiaries of RTZ will acquire a 40% beneficial interest in the COW held by EMC and a 40% beneficial interest in the portion of PT-FI's COW generally referred to as Block B which excludes PT-FI's current operations. In addition, a subsidiary of RTZ will acquire a 40% beneficial interest in future expansion projects in Block A of PT-FI's COW, which is the area encompassed by PT-FI's original COW and which includes its current operations. Under the joint venture arrangements, RTZ and FCX will establish an Exploration Committee to approve exploration expenditures and subsidiaries of RTZ will pay for all further exploration approved by the committee until RTZ has paid an aggregate of $100 million. The parties will pay ratably in proportion to their ownership, additional exploration costs and the costs to develop projects mutually agreed upon in EMC's COW area and Block B of PT-FI's COW.

    For future expansion projects in Area A of PT-FI's COW, subsidiaries of RTZ will provide up to a maximum of $750 million for 100% of defined costs to develop such projects. RTZ will receive 100% of incremental cash flow attributed to the expansion projects until it has received an amount equal to the funds it has provided plus interest based on RTZ's cost of borrowing. Subsequently, the parties will share in incremental cash flow ratably in proportion to their ownership. Future expansion projects in Block A of PT-FI's COW will exclude any interest in future production equivalent to FCX's expanded 115,000 tons per day milling operations.

    A subsidiary of RTZ will purchase a 25% interest in FCX's Huelva, Spain copper smelter, which is currently being expanded to 270 thousand metric tons of annual metal production. RTZ will also acquire a 25% interest in FCX's Spanish mineral exploration program.

    James R. Moffett, Chairman and CEO of FTX and Chairman of FCX said "This strategic combination allows two world-class mining companies to combine their expertise in a truly synergistic transaction that will further enhance what is now one of the world's most successful mining and mineral exploration companies. RTZ's operating and management expertise will assist FCX in remaining one of the lowest cost copper operations in the world while FCX continues to focus on its exploration opportunities in Indonesia. RTZ's funding for FCX's Indonesian operations will free up FCX's significant cash flow that will be generated by its 115K expansion now being completed. In addition, the transaction with RTZ America will provide the funds necessary to complete the refinancing of FTX's liabilities, which will remove the last major hurdle in FTX's restructuring announced last May."

    Robert Wilson, RTZ's Chief Executive said "We are delighted to have this unique opportunity to participate in the future development of Grasberg, one of the world's most remarkable mineral resources, and in the exceptional exploration potential of Irian Jaya. Grasberg is a large and complex operation, but given RTZ's experience in other major open pit copper orebodies such as Bingham Canyon, Palabora and Escondida, we anticipate considerable mutual benefit from combining our skills in this way. We welcome the opportunity to make a substantial investment in the fast growing Indonesian economy. When additional reserves are established and production is increased at Grasberg, or new orebodies discovered, there will be excellent opportunities to enhance the value of both companies for the benefit of our respective shareholders."

    All of these arrangements are subject to, among other things, certain regulatory approvals and approval by the FCX Class A common shareholders of the Plan of Merger dated February 7, 1995. RTZ America's acquisition of shares in FCX is expected to be completed by June 30, 1995.


                      FREEPORT-McMoRan COPPER & GOLD INC.


                     CONSENT TO THE PROPOSALS SOLICITED BY
                      FREEPORT-McMoRan COPPER & GOLD INC.



    The undersigned hereby consents or withholds consent as specified on the reverse side of the approval to the Proposals made by Freeport-McMoRan Copper & Gold Inc. (the "Company") as described in the Consent Solicitation Statement dated February 7, 1995.

    Please be certain to indicate on the reverse side whether you wish to consent or withhold consent.

    If this card is executed but no choice is indicated for a Proposal, you will be deemed to have consented to such Proposal.

    The Consent Solicitation Statement contains important information regarding the Proposals. The Board of Directors of the Company therefore recommends that you do not execute this consent unless you have received and read a copy of the Consent Solicitation Statement.

    This consent is solicited on behalf of the Board of Directors of Freeport-McMoRan Copper & Gold Inc.

               (Continued and to be signed on the reverse side)


                      [GRAPHICS BLUE LINE ACROSS CARD]





         (1)   MERGER PROPOSAL

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (2)   PROPOSAL TO REDUCE VULNERABILITY TO TAKEOVER

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (3)   PROPOSAL FOR ADJUSTED STOCK AWARD PLAN

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (4)   PROPOSAL FOR 1995 STOCK OPTION PLAN

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (5)   PROPOSAL FOR 1995 STOCK OPTION PLAN FOR
               NON-EMPLOYEE DIRECTORS

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (6)   PROPOSAL FOR ANNUAL INCENTIVE PLAN

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT


         (7)   PROPOSAL FOR 1995 LONG-TERM PERFORMANCE
                 INCENTIVE PLAN

               [ ]   CONSENT

               [ ]   WITHHOLD CONSENT




                                          Please sign your name exactly    as
                                        it appears hereon.  If signing for
                                         estates, trusts or corporations,
                                       title or capacity should be stated.
                                         If shares are held jointly, each
                                               holder should sign.


                                                   CONSENT CARD

                                        Please sign, date and return this
                                       consent using the enclosed envelope.


                                    Date:  __________________________, 1995


                                           ___________________________________


                                           ___________________________________
                                                   Signature(s)

                                           ___________________________________


                                           ___________________________________
                                                Please print name(s) here




"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"